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                                                         Exhibit 99.3

For Immediate Release                  Contacts:
                                       PRIMEDIA
                                       Warren Bimblick 212-745-0615
                                       Web-site: www.primediainc.com

                       PRIMEDIA Enhances Growth Opportunities

                             Investment Fund Managed by

                   Kohlberg Kravis Roberts & Co. Agrees to Purchase

                      $200 Million of New PRIMEDIA Common Shares

    New York, February 6, 1998 - PRIMEDIA Inc. (NYSE: PRM) and Kohlberg Kravis Roberts & Co., L.P. (KKR) announced that an investment fund managed by KKR will purchase 16,666,667 new shares of PRIMEDIA common stock resulting in net proceeds to the Company of $200 million. The issuance of the shares is not expected to result in dilution to earnings in 1998. All of the proceeds will be used to enhance PRIMEDIA's capital structure and fund growth opportunities. The price per share was based on the seven day average price of $12.77 less a discount, for net proceeds to the Company of $12.00 per share.

Actions Enhance Growth Opportunities

    "This new capital will help PRIMEDIA to accelerate its earnings growth in 1998 and beyond, particularly through new investment in product development, joint ventures, technology, electronic products, international expansion and licensing of our brands," said William F. Reilly, chairman and chief executive officer of PRIMEDIA. "It will also help accelerate our ability to acquire product lines in targeted niches that enhance our position in our six growth platforms (specialty consumer magazines, technical and trade magazines, classroom education, workplace education, consumer information and business information).

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    "KKR enabled this company to get started nine years ago, and their support of our management team's growth strategy has been unwavering," said Mr. Reilly. "We are pleased to have the opportunity to deleverage the Company on attractive terms without subjecting the Company to market risks and other costs associated with public market alternatives."

    "PRIMEDIA is one of KKR's largest investments, and we believe that PRIMEDIA is an excellent investment opportunity," said Michael T. Tokarz, a member of Kohlberg Kravis Roberts & Co., and a director of PRIMEDIA. "We are convinced that Bill Reilly and his management team, with this investment, have the ability to accelerate the growth prospects for the Company."

    An independent committee of the PRIMEDIA board of directors was advised by Morgan Stanley & Co. Incorporated, and KKR was advised by Salomon Smith Barney. It is anticipated that the transaction will close in about 30 days.

PRIMEDIA Inc. (formerly K-III Communications) is the authoritative source of specialized information in targeted media (specialty magazines, technical and trade magazines, consumer and business information) and education (classroom learning and workplace learning). Some key brands include Seventeen, New York, Chicago, Soap Opera Digest, Channel One, Weekly Reader, World Almanac, Horticulture, Modern Bride, American Baby and Westcott.

This release contains certain forward-looking statements concerning PRIMEDIA's operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions may not materialize, and unanticipated events will occur which can affect the Company's results.